Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated June 8, 2007 and June 2, 2006, except as to the restatement described in Note 2 (not presented therein), which is as of August 2, 2006 (this note is included in the Registration Statement on Form S-4/A issued August 2, 2006) relating to the financial statements and financial statement schedules, which appear in Network Communications, Inc.’s Annual Report on Form 10-K for the year ended March 25, 2007. We also consent to the references to us under the heading “Experts” in such Registration Statement.
PricewaterhouseCoopers LLP
Atlanta, Georgia
December 20, 2007